Exhibit 99.1

Equinix Reports Fourth Quarter and Year End 2009 Results

  Reported 2009 annual revenues of $882.5 million, a 25% increase over the previous year
  Reported 2009 annual adjusted EBITDA of $408.6 million, a 40% increase over the previous year
  Announced 2010 annual revenue guidance of $1,050.0 million to $1,075.0 million
  Announced 2010 adjusted EBITDA guidance of $460.0 million to $480.0 million

FOSTER CITY, Calif.--(BUSINESS WIRE)--February 10, 2010--Equinix, Inc. (Nasdaq:EQIX), a provider of global data center services, today reported quarterly and year-end results for the period ended December 31, 2009.

Revenues were $242.6 million for the fourth quarter, a 7% increase over the previous quarter, and $882.5 million for the year ended December 31, 2009, a 25% increase over 2008 revenues. Recurring revenues, consisting primarily of colocation, interconnection and managed services were $231.5 million for the fourth quarter, a 7% increase over the previous quarter, and $841.8 million for the year ended December 31, 2009, a 26% increase over 2008. Non-recurring revenues were $11.1 million in the quarter and $40.7 million for the year ended December 31, 2009.

“Equinix closed out a solid year with a strong Q4, executing well and delivering on objectives across all three regions throughout 2009,” said Steve Smith, president and CEO of Equinix. “The disciplined investments that we’ve been making in our capacity and scale, along with strong customer demand, position Equinix well for continued industry leading growth.”

Cost of revenues were $127.1 million for the fourth quarter, a 1% increase from the previous quarter, and $483.4 million for the year ended December 31, 2009, a 17% increase over 2008. Cost of revenues, excluding depreciation, amortization, accretion and stock-based compensation of $41.6 million for the fourth quarter and $168.8 million for the year, were $85.5 million for the fourth quarter, a 4% increase over the previous quarter, and $314.6 million for the year ended December 31, 2009, a 19% increase over 2008. Cash gross margins, defined as gross profit less depreciation, amortization, accretion and stock-based compensation, divided by revenues, for the quarter were 65%, up from 64% the previous quarter and unchanged from the same quarter last year. Cash gross margins were 64% for the full year of 2009, up from 62% for the prior year.

Selling, general and administrative expenses were $60.9 million for the fourth quarter, a 12% increase over the previous quarter and $218.9 million for the year ended December 31, 2009, a 3% increase over 2008. Selling, general and administrative expenses, excluding depreciation, amortization and stock-based compensation of $15.5 million for the fourth quarter and $59.6 million for the year, were $45.4 million for the fourth quarter, a 15% increase over the previous quarter, and $159.3 million for 2009, an 8% increase over 2008.

Acquisition costs were $3.8 million for the fourth quarter and $5.2 million for the year ended December 31, 2009. We did not expense acquisition costs in the prior year. Our acquisition costs for the fourth quarter were related to the pending Switch and Data acquisition.

Net income for the fourth quarter was $17.7 million. This represents a basic net income per share of $0.45 and diluted net income per share of $0.44 based on a weighted average share count of 39.1 million and 40.5 million, respectively, for the fourth quarter of 2009. Net income for the year ended December 31, 2009 was $69.4 million. This represents a basic net income per share of $1.80 and diluted net income per share of $1.75 based on a weighted average share count of 38.5 million and 39.7 million, respectively, for the year ended December 31, 2009.

Adjusted EBITDA, defined as income or loss from operations before depreciation, amortization, accretion, stock-based compensation, restructuring charges and acquisition costs, for the fourth quarter was $111.7 million, an increase of 5% over the previous quarter, and $408.6 million for the year ended December 31, 2009, a 40% increase over 2008.

Capital expenditures in the fourth quarter were $101.7 million, of which $20.7 million was attributed to ongoing capital expenditures and $81.0 million was attributed to expansion capital expenditures. Capital expenditures for the year ended December 31, 2009 were $369.5 million, of which $64.4 million was attributed to ongoing capital expenditures and $305.1 million was attributed to expansion capital expenditures.

The Company generated cash from operating activities of $82.5 million for the fourth quarter as compared to $107.5 million in the previous quarter. Cash generated from operating activities for the year ended December 31, 2009 was $355.5 million as compared to $267.6 million in the previous year. Cash used in investing activities was $15.7 million in the fourth quarter as compared to $260.5 million in the previous quarter. Cash used in investing activities for the year was $558.2 million as compared to $478.0 million in the previous year.

As of December 31, 2009, the Company’s cash, cash equivalents and investments were $604.4 million, as compared to $307.9 million as of December 31, 2008.

Company Metrics

  To view Equinix’s Non-Financial Metrics, please visit the Investors section of Equinix’s web site at www.equinix.com/investors and click on View Equinix’s Non-Financial Metrics

Business Outlook

For the first quarter of 2010, the Company expects revenues to be in the range of $245.0 to $247.0 million, including approximately $5.0 million of currency headwinds compared to our prior expectations. Cash gross margins are expected to be approximately 64%. Cash selling, general and administrative expenses are expected to be approximately $46.0 million. Adjusted EBITDA is expected to be between $110.0 and $112.0 million. Capital expenditures are expected to be between $110.0 to $130.0 million, comprised of approximately $20.0 million of ongoing capital expenditures and $90.0 to $110.0 million of expansion capital expenditures.

For the full year of 2010, total revenues are expected to be in the range of $1,050.0 to $1,075.0 million, including approximately $22.0 million of currency headwinds compared to our prior expectations. Total year cash gross margins are expected to be approximately 64%. Cash selling, general and administrative expenses are expected to be in the range of $200.0 to $220.0 million. Adjusted EBITDA for the year is expected to be between $460.0 and $480.0 million. Capital expenditures for 2010 are expected to be in the range of $400.0 to $500.0 million, comprised of approximately $100.0 million of ongoing capital expenditures related to customer installation expenditures, new product innovation solutions, internal ERP system solutions and increased investment in IBX reliability. Expansion capital expenditures are expected to range between $300.0 to $400.0 million.

The Company will discuss its results and guidance on its quarterly conference call on Wednesday, February 10, 2010, at 5:30 p.m. ET (2:30 p.m. PT). To hear the conference call live, please dial 773-756-4788 (domestic and international) and reference the passcode (EQIX). A simultaneous live Webcast of the call will be available over the Internet at www.equinix.com, under the Investor Relations heading.

A replay of the call will be available beginning on Wednesday, February 10, 2010 at 7:30 p.m. (ET) through March 10, 2010 by dialing 203-369-1034 and reference the passcode (2010). In addition, the Webcast will be available on the company's Web site at www.equinix.com. No password is required for the webcast.

About Equinix

Equinix, Inc. (Nasdaq:EQIX) provides global data center services that ensure the vitality of the information-driven world. Global enterprises, content and financial companies, and network service providers rely upon Equinix’s insight and expertise to protect and connect their most valued information assets. Equinix operates 49 International Business Exchange™ (IBX®) data centers across 18 markets in North America, Europe and Asia-Pacific.

Important information about Equinix is routinely posted on the investor relations page of its website located at www.equinix.com/investors. We encourage you to check Equinix’s website regularly for the most up-to-date information.

Non-GAAP Financial Measures

Equinix provides all information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results may be difficult if limited to reviewing only GAAP financial measures. Accordingly, Equinix uses non-GAAP financial measures, such as adjusted EBITDA, cash cost of revenues, cash gross margins, cash operating expenses (also known as cash selling, general and administrative expenses or cash SG&A), adjusted EBITDA margins, free cash flow and adjusted free cash flow to evaluate its operations. In presenting these non-GAAP financial measures, Equinix excludes certain other items that it believes are not good indicators of the Company's current or future operating performance. These other items are depreciation, amortization, accretion of asset retirement obligations and accrued restructuring charge liabilities, stock-based compensation, restructuring charges and acquisition costs. Legislative and regulatory requirements encourage use of and emphasis on GAAP financial metrics and require companies to explain why non-GAAP financial metrics are relevant to management and investors. Equinix excludes these items in order for Equinix's lenders, investors, and industry analysts who review and report on the Company, to better evaluate the Company's operating performance and cash spending levels relative to its industry sector and competitor base.

Equinix excludes depreciation expense as these charges primarily relate to the initial construction costs of our IBX centers and do not reflect our current or future cash spending levels to support our business. Our IBX centers are long-lived assets, and have an economic life greater than ten years. The construction costs of our IBX centers do not recur and future capital expenditures remain minor relative to our initial investment. This is a trend we expect to continue. In addition, depreciation is also based on the estimated useful lives of our IBX centers. These estimates could vary from actual performance of the asset, are based on historic costs incurred to build out our IBX centers, and are not indicative of current or expected future capital expenditures. Therefore, Equinix excludes depreciation from its operating results when evaluating its operations.

In addition, in presenting the non-GAAP financial measures, Equinix excludes amortization expense related to certain intangible assets, as it represents a cost that may not recur and is not a good indicator of the Company's current or future operating performance. Equinix excludes accretion expense, both as it relates to its asset retirement obligations as well as its accrued restructuring charge liabilities, as these expenses represent costs which Equinix believes are not meaningful in evaluating the Company's current operations. Equinix excludes non-cash stock-based compensation expense as it represents expense attributed to stock awards that have no current or future cash obligations. As such, we, and many investors and analysts, exclude this stock-based compensation expense when assessing the cash generating performance of our operations. Equinix excludes restructuring charges from its non-GAAP financial measures. The restructuring charges relate to the Company's decision to exit leases for excess space adjacent to several of our IBX centers, which we did not intend to build out, or our decision to reverse such restructuring charges. Equinix excludes acquisition costs from its non-GAAP financial measures. The acquisition costs relate to expenses the Company incurs in connection with business combinations. Management believes such items as restructuring charges and acquisition costs are unique transactions, and consequently, does not consider these items as a normal component of expenses or income related to current and ongoing operations.

Our management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. However, we have presented such non-GAAP financial measures to provide investors with an additional tool to evaluate our operating results in a manner that focuses on what management believes to be our core, ongoing business operations. Management believes that the inclusion of these non-GAAP financial measures provides consistency and comparability with past reports and provides a better understanding of the overall performance of the business and its ability to perform in subsequent periods. Equinix believes that if it did not provide such non-GAAP financial information, investors would not have all the necessary data to analyze Equinix effectively.

Investors should note, however, that the non-GAAP financial measures used by Equinix may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. In addition, whenever Equinix uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.

Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, net income (loss) from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data. Equinix intends to calculate the various non-GAAP financial measures in future periods consistent with how it was calculated for the three and twelve months ended December 31, 2009 and 2008, presented within this press release.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring, operating and constructing IBX centers and developing, deploying and delivering Equinix services; unanticipated costs or difficulties relating to the integration of companies we have acquired or will acquire into Equinix; a failure to receive significant revenue from customers in recently built out or acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; and other risks described from time to time in Equinix's filings with the Securities and Exchange Commission. In particular, see Equinix's recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

Equinix and IBX are registered trademarks of Equinix, Inc. International Business Exchange is a trademark of Equinix, Inc.

EQUINIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - GAAP PRESENTATION
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2009	2009	2008	2009	2008

Recurring revenues	$231,465	$216,517	$181,419	$841,849	$667,163
Non-recurring revenues	11,087	11,041	9,264	40,660	37,517
Revenues	242,552	227,558	190,683	882,509	704,680

Cost of revenues	127,074	126,007	108,346	483,420	414,799
Gross profit	115,478	101,551	82,337	399,089	289,881

Operating expenses:
Sales and marketing	17,269	15,543	20,263	63,584	66,913
General and administrative	43,647	39,071	35,214	155,324	146,564
Restructuring charges	-	-	2,343	(6,053)	3,142
Acquisition costs	3,776	1,379	-	5,155	-
Total operating expenses	64,692	55,993	57,820	218,010	216,619

Income from operations	50,786	45,558	24,517	181,079	73,262

Interest and other income (expense):
Interest income	435	353	1,120	2,384	8,940
Interest expense	(22,613)	(22,256)	(16,498)	(74,232)	(61,677)
Other-than-temporary impairment loss on investments	97	-	-	(2,590)	(1,527)
Other income (expense)	(1,288)	2,484	705	2,387	1,307
Total interest and other, net	(23,369)	(19,419)	(14,673)	(72,051)	(52,957)

Net income before income taxes	27,417	26,139	9,844	109,028	20,305

Income tax benefit (expense)	(9,695)	(7,327)	88,019	(39,597)	87,619

Net income	$17,722	$18,812	$97,863	$69,431	$107,924

Net income per share:

Basic net income per share	$0.45	$0.49	$2.61	$1.80	$2.91

Diluted net income per share	$0.44	$0.47	$2.33	$1.75	$2.79

Shares used in computing basic net income per share	39,136	38,787	37,549	38,488	37,120

Shares used in computing diluted net income per share	40,498	39,887	43,790	39,676	41,582

EQUINIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - NON-GAAP PRESENTATION
(in thousands)
(unaudited)

		Three Months Ended			Twelve Months Ended
		December 31,	September 30,	December 31,	December 31,	December 31,
		2009	2009	2008	2009	2008

Recurring revenues		$231,465	$216,517	$181,419	$841,849	$667,163
Non-recurring revenues		11,087	11,041	9,264	40,660	37,517
	Revenues (1)	242,552	227,558	190,683	882,509	704,680

Cash cost of revenues (2)		85,533	81,931	66,230	314,580	264,680
	Cash gross profit (3)	157,019	145,627	124,453	567,929	440,000

Cash operating expenses (4):
	Cash sales and marketing expenses(5)	13,238	11,453	15,747	47,875	50,217
	Cash general and administrative expenses (6)	32,121	28,138	24,606	111,446	97,307
	Total cash operating expenses (7)	45,359	39,591	40,353	159,321	147,524

Adjusted EBITDA (8)		$111,660	$106,036	$84,100	$408,608	$292,476

Cash gross margins (9)		65%	64%	65%	64%	62%

Adjusted EBITDA margins (10)		46%	47%	44%	46%	42%

Adjusted EBITDA flow-through rate (11)		38%	45%	103%	65%	48%

(1)	The geographic split of our revenues on a services basis is presented below:

	United States Revenues:
	Colocation	$115,695	$108,018	$93,970	$424,083	$339,472
	Interconnection	23,048	22,494	21,809	89,014	81,690
	Managed infrastructure	541	529	562	2,161	2,164
	Rental	120	123	116	522	614
	Recurring revenues	139,404	131,164	116,457	515,780	423,940
	Non-recurring revenues	5,111	5,170	5,044	19,709	18,863
	Revenues	144,515	136,334	121,501	535,489	442,803

	Asia-Pacific Revenues:
	Colocation	25,074	22,691	16,751	88,100	56,392
	Interconnection	3,263	2,831	2,096	10,906	7,176
	Managed infrastructure	3,788	3,515	3,367	14,428	13,986
	Recurring revenues	32,125	29,037	22,214	113,434	77,554
	Non-recurring revenues	1,438	1,381	1,805	5,450	6,821
	Revenues	33,563	30,418	24,019	118,884	84,375

	Europe Revenues:
	Colocation	54,599	51,258	37,488	192,677	147,079
	Interconnection	2,017	1,910	1,356	6,974	4,873
	Managed infrastructure	3,147	2,976	3,804	12,415	13,303
	Rental	173	172	100	569	414
	Recurring revenues	59,936	56,316	42,748	212,635	165,669
	Non-recurring revenues	4,538	4,490	2,415	15,501	11,833
	Revenues	64,474	60,806	45,163	228,136	177,502

	Worldwide Revenues:
	Colocation	195,368	181,967	148,209	704,860	542,943
	Interconnection	28,328	27,235	25,261	106,894	93,739
	Managed infrastructure	7,476	7,020	7,733	29,004	29,453
	Rental	293	295	216	1,091	1,028
	Recurring revenues	231,465	216,517	181,419	841,849	667,163
	Non-recurring revenues	11,087	11,041	9,264	40,660	37,517
	Revenues	$242,552	$227,558	$190,683	$882,509	$704,680

(2)	We define cash cost of revenues as cost of revenues less depreciation, amortization, accretion and stock-based compensation as presented below:

	Cost of revenues	$127,074	$126,007	$108,346	$483,420	$414,799
	Depreciation, amortization and accretion expense	(40,072)	(42,189)	(40,910)	(162,932)	(145,478)
	Stock-based compensation expense	(1,469)	(1,887)	(1,206)	(5,908)	(4,641)
	Cash cost of revenues	$85,533	$81,931	$66,230	$314,580	$264,680

	The geographic split of our cash cost of revenues is presented below:

	U.S. cash cost of revenues	$42,713	$43,123	$37,256	$164,491	$141,355
	Asia-Pacific cash cost of revenues	12,678	10,697	9,517	43,637	35,006
	Europe cash cost of revenues	30,142	28,111	19,457	106,452	88,319
	Cash cost of revenues	$85,533	$81,931	$66,230	$314,580	$264,680

(3)	We define cash gross profit as revenues less cash cost of revenues (as defined above).

(4)

We define cash operating expenses as operating expenses less depreciation, amortization, stock-based compensation, restructuring charges, acquisition costs and gains on asset sales. We also refer to cash operating expenses as cash selling, general and administrative expenses or "cash SG&A".

(5)	We define cash sales and marketing expenses as sales and marketing expenses less depreciation, amortization and stock-based compensation as presented below:

	Sales and marketing expenses	$17,269	$15,543	$20,263	$63,584	$66,913
	Depreciation and amortization expense	(1,401)	(1,409)	(1,300)	(5,380)	(6,059)
	Stock-based compensation expense	(2,630)	(2,681)	(3,216)	(10,329)	(10,637)
	Cash sales and marketing expenses	$13,238	$11,453	$15,747	$47,875	$50,217

(6)	We define cash general and administrative expenses as general and administrative expenses less depreciation, amortization and stock-based compensation as presented below:

	General and administrative expenses	$43,647	$39,071	$35,214	$155,324	$146,564
	Depreciation and amortization expense	(1,599)	(1,468)	(1,896)	(7,059)	(9,450)
	Stock-based compensation expense	(9,927)	(9,465)	(8,712)	(36,819)	(39,807)
	Cash general and administrative expenses	$32,121	$28,138	$24,606	$111,446	$97,307

(7)	Our cash operating expenses, or cash SG&A, as defined above, is presented below:

	Cash sales and marketing expenses	$13,238	$11,453	$15,747	$47,875	$50,217
	Cash general and administrative expenses	32,121	28,138	24,606	111,446	97,307
	Cash SG&A	$45,359	$39,591	$40,353	$159,321	$147,524

	The geographic split of our cash operating expenses, or cash SG&A, is presented below:

	U.S. cash SG&A	$26,308	$25,187	$24,069	$98,503	$89,697
	Asia-Pacific cash SG&A	6,278	5,023	5,409	20,987	19,767
	Europe cash SG&A	12,773	9,381	10,875	39,831	38,060
	Cash SG&A	$45,359	$39,591	$40,353	$159,321	$147,524

(8)	We define adjusted EBITDA as income from operations plus depreciation, amortization, accretion, stock-based compensation expense, restructuring charges and acquisition costs as presented below:

	Income from operations	$50,786	$45,558	$24,517	$181,079	$73,262
	Depreciation, amortization and accretion expense	43,072	45,066	44,106	175,371	160,987
	Stock-based compensation expense	14,026	14,033	13,134	53,056	55,085
	Restructuring charges	-	-	2,343	(6,053)	3,142
	Acquisition costs	3,776	1,379	-	5,155	-
	Adjusted EBITDA	$111,660	$106,036	$84,100	$408,608	$292,476

	The geographic split of our adjusted EBITDA is presented below:

	U.S. income from operations	$33,908	$31,571	$21,458	$128,168	$66,202
	U.S. depreciation, amortization and accretion expense	27,056	25,838	26,208	106,207	101,414
	U.S. stock-based compensation expense	10,759	10,295	10,167	40,082	40,993
	U.S. restructuring charges	-	-	2,343	(6,053)	3,142
	U.S. acquisition costs	3,771	320	-	4,091	-
	U.S. adjusted EBITDA	75,494	68,024	60,176	272,495	211,751

	Asia-Pacific income from operations	6,084	6,892	1,686	21,709	5,618
	Asia-Pacific depreciation, amortization and accretion expense	6,723	5,612	5,873	25,420	18,365
	Asia-Pacific stock-based compensation expense	1,800	2,194	1,534	7,131	5,619
	Asia-Pacific adjusted EBITDA	14,607	14,698	9,093	54,260	29,602

	Europe income from operations	10,794	7,095	1,373	31,202	1,442
	Europe depreciation, amortization and accretion expense	9,293	13,616	12,025	43,744	41,208
	Europe stock-based compensation expense	1,467	1,544	1,433	5,843	8,473
	Europe acquisition costs	5	1,059	-	1,064	-
	Europe adjusted EBITDA	21,559	23,314	14,831	81,853	51,123

	Adjusted EBITDA	$111,660	$106,036	$84,100	$408,608	$292,476

(9)	We define cash gross margins as cash gross profit divided by revenues.

	Our cash gross margins by geographic region is presented below:

	U.S. cash gross margins	70%	68%	69%	69%	68%

	Asia-Pacific cash gross margins	62%	65%	60%	63%	59%

	Europe cash gross margins	53%	54%	57%	53%	50%

(10)	We define adjusted EBITDA margins as adjusted EBITDA divided by revenues.

	U.S. adjusted EBITDA margins	52%	50%	50%	51%	48%

	Asia-Pacific adjusted EBITDA margins	44%	48%	38%	46%	35%

	Europe adjusted EBITDA margins	33%	38%	33%	36%	29%

(11)	We define adjusted EBITDA flow-through rate as incremental adjusted EBITDA growth divided by incremental revenue growth as follows:

	Adjusted EBITDA - current period	$111,660	$106,036	$84,100	$408,608	$292,476
	Less adjusted EBITDA - prior period	(106,036)	(99,534)	(76,973)	(292,476)	(155,390)
	Adjusted EBITDA growth	$5,624	$6,502	$7,127	$116,132	$137,086

	Revenues - current period	$242,552	$227,558	$190,683	$882,509	$704,680
	Less revenues - prior period	(227,558)	(213,168)	(183,735)	(704,680)	(419,442)
	Revenue growth	$14,994	$14,390	$6,948	$177,829	$285,238

	Adjusted EBITDA flow-through rate	38%	45%	103%	65%	48%

EQUINIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

Assets	December 31,	December 31,
	2009	2008

Cash and cash equivalents	$346,056	$220,207
Short-term investments	248,508	42,112
Accounts receivable, net	64,767	66,029
Deferred tax assets	46,822	35,936
Other current assets	21,734	15,227
Total current assets	727,887	379,511
Long-term investments	9,803	45,626
Property, plant and equipment, net	1,808,115	1,492,830
Goodwill	381,050	342,829
Intangible assets, net	51,015	50,918
Deferred tax assets	5,171	65,228
Other assets	55,109	57,794
Total assets	$3,038,150	$2,434,736

Liabilities and Stockholders' Equity

Accounts payable and accrued expenses	$99,053	$74,317
Accrued property and equipment	109,876	89,518
Current portion of capital lease and other financing obligations	6,452	4,499
Current portion of mortgage and loans payable	58,912	52,054
Current portion of convertible debt	-	19,150
Other current liabilities	41,166	50,455
Total current liabilities	315,459	289,993
Capital lease and other financing obligations, less current portion	154,577	133,031
Mortgage and loans payable, less current portion	371,322	386,446
Convertible debt, less current portion	893,706	608,510
Other liabilities	120,603	100,095
Total liabilities	1,855,667	1,518,075

Common stock	39	38
Additional paid-in capital	1,665,662	1,524,834
Accumulated other comprehensive loss	(97,238)	(152,800)
Accumulated deficit	(385,980)	(455,411)
Total stockholders' equity	1,182,483	916,661

Total liabilities and stockholders' equity	$3,038,150	$2,434,736

Ending headcount by geographic region is as follows:

U.S. headcount	718	646
Asia-pacific headcount	236	190
Europe headcount	347	279
Total headcount	1,301	1,115

EQUINIX, INC.
SUMMARY OF DEBT OUTSTANDING
(in thousands)
(unaudited)

	December 31,	December 31,
	2009	2008

Capital lease and other financing obligations	$161,029	$137,530

European financing	130,058	130,981
Chicago IBX financing	109,991	109,991
Mortgage payable	91,756	94,362
Asia-Pacific financing	64,559	87,009
Singapore financing	24,559	-
Netherlands financing	9,311	6,485
Other note payable	-	9,672
Total mortgage and loans payable	430,234	438,500

Convertible debt, net of debt discount	893,706	627,660
Plus debt discount	126,030	37,476
Total convertible debt principal	1,019,736	665,136

Total debt outstanding	$1,610,999	$1,241,166

EQUINIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2009	2009	2008	2009	2008

Cash flows from operating activities:
Net income	$17,722	$18,812	$97,863	$69,431	$107,924
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation, amortization and accretion	43,072	45,066	44,106	175,371	160,987
Stock-based compensation	14,026	14,033	13,134	53,056	55,085
Debt issuance costs and debt discount	6,581	6,496	2,888	18,791	11,523
Restructuring charges	-	-	2,343	(6,053)	3,142
Other reconciling items	184	(426)	2,201	3,453	2,292
Changes in operating assets and liabilities:
Accounts receivable	2,300	1,003	(5,369)	2,277	(9,152)
Deferred tax assets, net	7,231	3,811	(94,229)	27,981	(94,229)
Accounts payable and accrued expenses	(4,876)	14,673	4,922	22,762	9,937
Other assets and liabilities	(3,730)	4,071	8,436	(11,577)	20,049
Net cash provided by operating activities	82,510	107,539	76,295	355,492	267,558
Cash flows from investing activities:
Purchases, sales and maturities of investments, net	85,924	(146,045)	81,583	(172,658)	5,436
Purchase of Upminster, less cash acquired	-	(28,176)	-	(28,176)	-
Purchase of Virtu, less cash acquired	-	-	-	-	(23,241)
Purchases of other property and equipment	(101,740)	(88,195)	(125,471)	(369,542)	(447,032)
Other investing activities	132	1,867	698	12,198	(13,203)
Net cash used in investing activities	(15,684)	(260,549)	(43,190)	(558,178)	(478,040)
Cash flows from financing activities:
Proceeds from employee equity awards	13,956	14,096	143	37,006	26,230
Proceeds from convertible debt	-	-	-	373,750	-
Proceeds from mortgage and loans payable	795	27,935	40,272	29,474	142,373
Repayment of capital lease and other financing obligations	(1,514)	(1,427)	(958)	(5,279)	(3,832)
Repayment of mortgage and loans payable	(16,593)	(11,003)	(7,840)	(51,118)	(19,296)
Capped call costs	-	-	-	(49,664)	-
Equity issuance costs	-	(9)	-	(2,795)	-
Debt issuance costs	(10)	(788)	(40)	(8,220)	(948)
Other financing activities	444	-	579	444	579
Net cash provided by (used in) financing activities	(2,922)	28,804	32,156	323,598	145,106
Effect of foreign currency exchange rates on cash and cash equivalents	(995)	2,136	(5,739)	4,937	(5,050)
Net increase (decrease) in cash and cash equivalents	62,909	(122,070)	59,522	125,849	(70,426)
Cash and cash equivalents at beginning of period	283,147	405,217	160,685	220,207	290,633
Cash and cash equivalents at end of period	$346,056	$283,147	$220,207	$346,056	$220,207

Free cash flow (1)	$(19,098)	$(6,965)	$(48,478)	$(30,028)	$(215,918)

Adjusted free cash flow (2)	$(19,098)	$21,211	$(48,478)	$(1,852)	$(192,677)

(1)	We define free cash flow as net cash provided by operating activities plus net cash used in investing activities (excluding the net purchases, sales and maturities of investments) as presented below:

Net cash provided by operating activities as presented above	$82,510	$107,539	$76,295	$355,492	$267,558
Net cash used in investing activities as presented above	(15,684)	(260,549)	(43,190)	(558,178)	(478,040)
Purchases, sales and maturities of investments, net	(85,924)	146,045	(81,583)	172,658	(5,436)
Free cash flow (negative free cash flow)	$(19,098)	$(6,965)	$(48,478)	$(30,028)	$(215,918)

(2)	We define adjusted free cash flow as free cash flow (as defined above) excluding any purchases or sales of real estate and acquisitions as presented below:

Free cash flow (as defined above)	$(19,098)	$(6,965)	$(48,478)	$(30,028)	$(215,918)
Less purchase of Upminster, less cash acquired	-	28,176	-	28,176	-
Less purchase of Virtu, less cash acquired	-	-	-	-	23,241
Adjusted free cash flow (negative adjusted free cash flow)	$(19,098)	$21,211	$(48,478)	$(1,852)	$(192,677)

CONTACT:
Equinix Media Contacts:
Equinix, Inc.
Joan Powell, 650-513-7098
joanpowell@equinix.com
or
LEWIS PR
Scott Blevins, 415-992–4400
equinixlewisus@lewispr.com
or
Equinix Investor Relations Contact:
Equinix, Inc.
Jason Starr, 650-513-7402
jstarr@equinix.com